Exhibit 4.1

TRANSACTION AGREEMENT
between
SCHNEIDER ELECTRIC, S.A.
SCHNEIDER ELECTRIC ESPAÑA, S.A.U.
and

TELVENT GIT, S.A.
Dated as of May 31, 2011

i

Table of Contents
(continued)

ii

Table of Contents
(continued)
Annex A Offer Conditions

iii

TRANSACTION AGREEMENT
As of May 31, 2011
P A R T I E S:
Of the one part,
SCHNEIDER ELECTRIC, S.A., a société anonyme organized under the laws of the Republic of France with its registered office at 35, rue Joseph Monier, 92500 Rueil-Malmaison, France, registered in the Commercial and Companies Registry of Nanterre under number 542 048 574 (“Parent”), duly represented herein by Emmanuel Babeau;
SCHNEIDER ELECTRIC ESPAÑA, S.A.U., a sociedad anónima unipersonal organized under the laws of the Kingdom of Spain and an indirect wholly owned subsidiary of Parent, with its corporate domicile at Barcelona, at C/Bac de Roda, n° 52, edificio A, registered with the Companies’ registry of Barcelona in Tomo 23.584, Folio 124, Sección 8a, Hojo B-57.594, and having C.I.F. A-08008450 (“Purchaser”), duly represented herein by Elena González-Anta;
And of the other part,
TELVENT GIT, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain, with its corporate domicile at Alcobendas (Madrid), and registered with the Commercial Registry of Madrid under Tomo 15.370, Folio 164, Hoja M-257879, and having C.I.F. A-82631623 (the “Company”), duly represented herein by Ignacio González Domínguez.
R E C I T A L S:
     WHEREAS, pursuant to this Transaction Agreement (the “Agreement”), Purchaser has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the authorized and issued ordinary shares, €3.00505 nominal par value per share, of the Company (the “Shares”), at a price per Share of U.S. $40.00 (such amount or, if the Offer is amended in accordance with the terms of this Agreement and a higher amount per share is paid pursuant to the Offer, such higher amount, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the board of directors of the Company (the “Company Board”, which shall include any duly constituted committee thereof) has approved this Agreement and the Offer and resolved to recommend that the holders of Shares (the “Company Shareholders”) accept the Offer and tender their Shares to Purchaser;
     WHEREAS, the respective boards of directors of the Parent and Purchaser have unanimously, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Offer;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, ABENGOA, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (“Abengoa”), and certain wholly owned subsidiaries of Abengoa, are entering into an Irrevocable Undertaking Agreement with Parent (the “Abengoa Irrevocable Undertaking Agreement”), whereby Abengoa and each of its Subsidiaries party thereto has agreed, among other things, upon the terms and conditions set forth therein, to tender their Shares in the Offer and support any and all corporate action necessary to consummate the transactions contemplated by this Agreement, including the Offer;
     WHEREAS, following the consummation of the Offer, Purchaser intends to request the calling of a general shareholders’ meeting to approve (i) a share capital reduction of the Company through the redemption of all of the Shares not then owned by the Purchaser or its Affiliates at the Offer Price, following the procedure established in the Spanish company law (in particular articles 293 and 329 of the “Ley de Sociedades de Capital”) (such approval, the “Redemption Shareholder Approval”) and (ii) if Purchaser acquires 70% or more of the authorized and issued Shares, the voluntary de-listing of the Shares from The NASDAQ Global Select Market (“NASDAQ”);
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, a member of senior management of the Company and a member of senior management of Abengoa are entering into an Irrevocable Undertaking Agreement with Parent (the “Management Irrevocable Undertaking Agreement,” and together with the Abengoa Irrevocable Undertaking Agreement, the “Irrevocable Undertaking Agreements”), whereby each of such Persons has agreed, among other things, upon the terms and conditions set forth therein, to tender its Shares in the Offer and, to the extent consistent with such Person’s fiduciary duties as officers of the Company under applicable Law, to support any and all corporate action necessary to consummate the transactions contemplated by this Agreement, including the Offer; and
     WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the other transactions contemplated by this Agreement and also to prescribe certain procedures for and conditions to the Offer;
     NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
ARTICLE I
THE OFFER
     Section 1.1 The Offer.
     (a) Provided that this Agreement shall not have been terminated in accordance with Article V, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (together with its rules and regulations, the “Exchange Act”)), the Offer, as promptly as reasonably practicable (and, so long as the Company is in compliance with its obligations to provide information contained in the second sentence of Section 1.1(d), within ten (10) Business Days) after the date of this Agreement; provided, however, if the Company is not ready to file the Schedule 14D-9 on the same date as the commencement of the Offer, then such deadline shall automatically be extended until such date as the Company is ready to file the Schedule 14D-9. Purchaser shall give the Company three (3) Business Days notice of the expected commencement date.
     (b) The obligation of Purchaser to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject to (i) there being validly tendered in the Offer, and not validly withdrawn prior to any then-scheduled Expiration Time, that number of Shares which represents at least forty percent (40%) of the total number of Shares authorized and issued on the date hereof (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Purchaser, in their sole discretion, of the conditions or requirements set forth in Annex A attached hereto (together with the Minimum Condition, the “Offer Conditions”), other than the Minimum Condition. The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.
     (c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Parent and Purchaser expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition or to increase the Offer Price; provided, however, that, unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not

(i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares subject to the Offer, (iii) add to the conditions set forth on Annex A, (iv) amend or modify any Offer Condition in a manner that is adverse to the Company Shareholders, (v) waive or amend the Minimum Condition, (vi) except as otherwise provided in this Section 1.1, extend or otherwise change the expiration date of the Offer or (vii) otherwise amend, modify or supplement the terms of the Offer in a manner that is adverse to the Company Shareholders; provided that, notwithstanding the foregoing, Purchaser expressly reserves the right (exercisable in its sole discretion) to increase the Offer Price or to waive any of the Offer Conditions, other than the Minimum Condition.
     (d) Purchaser shall file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) on the date that the Offer is commenced, which Schedule TO shall include, as exhibits, the Offer to Purchase, form of transmittal letter and form of notice of guaranteed delivery (such Schedule TO, including all such exhibits, together with any supplements or amendments thereto, the “Offer Documents”) and, subject to the Company’s compliance with Section 1.2(b), cause the Offer Documents to be disseminated to the Company Shareholders in accordance with the applicable requirements of the Exchange Act. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company that is required by the Exchange Act to be set forth in the Offer Documents or that is otherwise reasonably requested by Parent or Purchaser for inclusion in the Offer Documents or in connection with the obligations relating to the Offer Documents contained in this Section 1.1(d). Parent and Purchaser shall take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable Law. Parent and Purchaser, on the one hand, agree to amend the Offer Documents and the Company, on the other hand, agrees to promptly correct any information provided by it for use in the Offer Documents, if and to the extent such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so amended (if applicable), to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable Law. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the Company Shareholders, the Company and its counsel shall be given a reasonable opportunity to review and comment on such Offer Documents, and Parent and Purchaser shall give reasonable consideration to any such comments. Parent and Purchaser shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand, and shall give the Company and its counsel a reasonable opportunity to participate in the response of Parent and Purchaser to those comments and to provide comments on any response, and Parent and Purchaser shall give reasonable consideration to any such comments. Prior to responding to any comments of the SEC with respect to the Offer Documents, Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on such response, and Parent and Purchaser shall give reasonable consideration to any such comments.
     (e) Subject to the terms and conditions set forth in the Offer Documents, the Offer shall remain open until midnight, New York City time, on the date that is twenty (20) Business Days (as defined in Rule 14d-1 under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”). Notwithstanding anything in this Agreement to the contrary, but subject to the parties’ respective rights to terminate this Agreement under Article V, if applicable, (i) Purchaser may, in its sole discretion, without the consent of the Company, extend the Offer on one or more occasions if on any then-scheduled Expiration Time any of the Offer Conditions shall not be satisfied or, as permitted by this Agreement, waived, until such time as such condition or conditions are satisfied or so waived, (ii) Purchaser shall extend the Offer for any period required by applicable Law, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer, (iii) in the event that any of the Offer Conditions (other than the Minimum Condition) shall have not been satisfied or, as permitted by this Agreement, waived as of any then-scheduled Expiration Time, then Purchaser, at the request of the Company, shall extend the Offer for a period reasonably requested by the Company and (iv) in the event that the Minimum Condition shall not have been satisfied as of the then-scheduled Expiration Time and all of the other conditions to the Offer set forth in Annex A shall have been satisfied as of such Expiration Time, then, at the request of the Company, Parent shall cause Purchaser to extend the Offer for one extension period of up to twenty (20) Business Days, the length of such period to be determined by the Company in its sole discretion; provided, however, that in no event shall Purchaser be required or permitted to extend the Offer beyond December 31, 2011 (the “Outside Date”).
     (f) Subject to the terms and conditions set forth in this Agreement and to satisfaction or waiver of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, consummate the Offer and accept for payment and pay for (subject to any withholding of Taxes pursuant to Section 1.1(h)) all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.1). Acceptance for payment of Shares pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer

Closing occurs is referred to in this Agreement as the “Offer Closing Date.” Unless this Agreement and the Offer are terminated in accordance with Article V prior to the Offer Closing, Parent shall cause Purchaser to extend the Offer for a “subsequent offering period” of not less than twenty (20) Business Days, and Purchaser may, at its sole discretion, extend the Offer for additional “subsequent offering periods” (and one or more extensions thereof), all in accordance with Rule 14d-11 under the Exchange Act. The Offer Documents shall disclose the initial “subsequent offering period” and may, in Purchaser’s sole discretion, provide for such a reservation of right with respect to any additional “subsequent offering periods.” Notwithstanding the foregoing and subject to applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable Law. Any such delay in payment shall be effected in compliance with Rule 14e-1(c) under the Exchange Act. Nothing contained in this Section 1.1 shall affect any termination rights in Article V, as to the Agreement, or in Annex A, as to the Offer.
     (g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Article V. If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated pursuant to Article V, prior to the acceptance for payment of the Shares tendered in the Offer, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof. This Agreement may not be terminated by Parent or Purchaser for any reason following acceptance for payment of the Shares tendered in the Offer but prior to payment for such Shares.
     (h) Parent, Purchaser and any depository acting on behalf of Parent or Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts otherwise payable to any Person pursuant to this Agreement as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations issued pursuant thereto, or under any provision of any state, local or foreign Tax Law, including applicable Spanish Tax Law. To the extent amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be paid over promptly to the appropriate taxing authority and Purchaser shall provide prompt written notice to the Persons from whom such amounts are withheld, specifying the amounts so withheld and the taxing authorities to which the withheld amounts have been paid.
     Section 1.2 Company Actions.
     (a) So long as Parent and Purchaser are in compliance with their obligations to provide information contained in this Section 1.2 and Parent and Purchaser have provided the Company a reasonable period to review the final version of the Schedule TO to be filed with the SEC (which period shall be no less than three (3) Business Days), concurrently with the filing of the Schedule TO with the SEC on the date the Offer is commenced, the Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, except as expressly provided in Section 4.2, contain the recommendation of the Company Board described in Section 2.2(c) (the “Company Recommendation”). The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by the Exchange Act. Parent and Purchaser shall promptly furnish to the Company all information concerning Parent and Purchaser that is required by the Exchange Act to be set forth in the Schedule 14D-9 or that is otherwise reasonably requested by the Company for inclusion in Schedule 14D-9 or in connection with the obligations relating to Schedule 14D-9 contained in this Section 1.2(a). The Company, on the one hand, agrees to amend the Schedule 14D-9, and Parent and Purchaser, on the other hand, agree to correct promptly any information they provided for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause as promptly as practicable the Schedule 14D-9, as so amended (if applicable), to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable Law. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the Company Shareholders, Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on such Schedule 14D-9, and the Company shall give reasonable consideration to any such comments. The Company shall promptly notify Parent and Purchaser upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Purchaser with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand, and shall give Parent, Purchaser and their counsel a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on any response and the Company shall give reasonable consideration to any such comments. Prior to responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on such response, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation contained in the Schedule 14D-9.
     (b) Subject to compliance with all applicable data protection Laws, in connection with the Offer, at the expense of Parent and Purchaser, the Company shall promptly furnish (or cause to be furnished) to Parent and Purchaser mailing labels, security position listings and any other available listing or computer files containing the names and addresses of the record holders and/or beneficial owners of the Shares as of the most recent practicable date, and shall promptly furnish Parent and Purchaser with, or shall cause Parent and Purchaser to be promptly furnished with, such additional information and assistance (including lists of record holders and/or beneficial owners of the Shares, updated from time to time upon Parent’s, Purchaser’s or either of their respective agent’s request, and the addresses, mailing labels and lists of security positions of such record holders and/or beneficial owners) as Parent, Purchaser or their respective agents may reasonably request for the purpose of communicating the Offer (and the Offer Documents, including all amendments and supplements to the Offer Documents) to the record holders and beneficial owners of the Shares. Parent and Purchaser shall reimburse the Company promptly for any expense incurred by the Company pursuant to this Section 1.2(b).
     Section 1.3 Company Board. The Company Board shall use its reasonable efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable (a) to co-opt a total of four (4) individuals designated by the Purchaser as directors of the Company to fill the vacancies on the Board caused by the resignation of four (4) of the directors of the Company pursuant to the Offer Closing Resignation Letters, which co-option would be subject to, and only take effect promptly following, the Offer Closing and the payment for all Shares validly tendered and not withdrawn in the Offer as of the Offer Closing, (b) thereafter, and promptly following the date on which Parent and Purchaser beneficially own in the aggregate a majority of the issued and outstanding Shares, to co-opt a total of three (3) additional individuals designated by the Purchaser as directors of the Company to fill the vacancies on the Board caused by the resignation of three (3) additional directors of the Company pursuant to the Other Resignation Letters, and (c) thereafter, to call a General Shareholders’ Meeting of the Company, to be held not later than sixty (60) days following the request of Parent or Purchaser, to ratify the co-option of such new directors (such ratification, the “Director Ratification”) and resolve upon other matters requested by Parent or Purchaser. Notwithstanding anything in this Section 1.3 to the contrary, the Company Board shall have no obligation to take any action regarding any individual designated by Purchaser as a director unless such individual satisfies all applicable qualifications to be appointed as a director through a co-opt procedure under Spanish Law and the Organizational Documents of the Company, including that such individual be a Company Shareholder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in any Company SEC Documents (as hereinafter defined) filed with, or furnished to, the SEC on or prior to the date hereof (other than disclosures in such Company SEC Documents contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures therein which are forward-looking in nature) or as disclosed in the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) simultaneously with the execution of this Agreement (it being acknowledged and agreed by the parties that disclosure in such Company SEC Document or any section or subsection of such Company Disclosure Letter shall be deemed to be disclosed for all sections or subsections of this Agreement only to the extent that the applicability of such disclosure to such section or subsection is reasonably apparent from such disclosure), the Company hereby represents and warrants to Parent and Purchaser as follows:
     Section 2.1 Organization and Qualification. The Company is a sociedad anónima duly organized and validly existing under the laws of the Kingdom of Spain and has all requisite corporate power and authority to carry on its business as now conducted. The Organizational Documents of the Company as currently in effect have been filed with the Company SEC Documents, and the Company is in compliance in all material respects with the provisions of such Organizational Documents.
     Section 2.2 Authority; Consents and Approvals.
     (a) The Company has all requisite corporate (or equivalent organizational) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance of Company’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of the Company. The Company has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
     (b) The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby require no filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and the EU Merger Control Regulation, (ii) such consents, approvals, authorizations, registrations, declarations or filings as may be required under the other Regulatory Laws set forth in Section 2.2(b)(ii) of the Company Disclosure Letter, (iii) compliance with the requirements of the Exchange Act, (iv) such filings with the SEC as may be required on behalf of Purchaser or Parent in connection with this Agreement and the Offer, (v) any actions or filings under Law the absence of which would not, individually or in the aggregate, result in a Material Adverse Effect.
     (c) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Offer and the other transactions contemplated hereby, and (ii) recommending that the Company Shareholders accept the Offer on the terms and conditions set forth in this Agreement and tender their Shares pursuant to the Offer on the terms and conditions set forth in this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.
     Section 2.3 Noncontravention. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder do not and will not (i) conflict with or breach any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 2.2(b), conflict with or breach any provision of any applicable Law, (iii) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any agreement or other instrument not filed as an exhibit to the Company SEC Documents to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any material Company Permit affecting the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any Assets, except, in the case of clauses (ii) through (iv), that would not individually or in the aggregate, result in a Material Adverse Effect.
     Section 2.4 Capitalization.
     (a) At the close of business on May 31, 2011, 34,094,159 Shares were authorized and issued, of which 370,962 Shares were held in treasury. All of the issued shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. Up to 338,414 of the Shares held in treasury as set forth in the first sentence of this Section 2.4(a) may be issued pursuant to the Company’s Extraordinary Variable Compensation Plan (the “Equity Plan”), and upon the issuance thereof such Shares shall be duly authorized, validly issued, fully paid and nonassessable.
     (b) Except as set forth in Section 2.4(a) or in Section 2.4(b) of the Company Disclosure Letter, as of the date hereof, there are no outstanding (i) shares of capital stock of or other voting or equity interests in the Company, (ii) securities of the Company other than the Convertible Notes that are convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iii) options or other rights or agreements, commitments, understandings, or other obligation of the

Company or any of its Subsidiaries to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iv) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or (v) contractual obligations or commitments of any character to which the Company is a party restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.
     (c) Except as set forth in Section 2.4(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or, other than as referred to in this Section 2.4 and Section 2.5, other securities, other than the Convertible Notes, (i) the holders of which have the right to vote with the Company Shareholders on any matter or (ii) which are convertible into or exercisable for Company Securities having the right to vote.
     (d) Except as set forth in Section 2.4(d) of the Company Disclosure Letter, the Company and its Subsidiaries have no indebtedness for borrowed money.
     Section 2.5 Company SEC Documents.
     (a) The Company has filed with or furnished to the SEC all required reports, statements, schedules, forms and other documents since January 1, 2008 (such documents collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, together with any documents filed with or furnished to the SEC during such period by the Company on a voluntary basis, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the Securities Act) and as of their respective dates of filing or furnishing, the Company SEC Documents complied in all material respects with applicable Law, including applicable provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including its rules and regulations, “SOX”), and none of the Company SEC Documents as of such respective dates or the respective filing or furnishing dates of amendments contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed or furnished complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by the rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). None of the Subsidiaries of the Company is, or has at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
     (c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Except as set forth in Section 2.5(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries.
     (d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures of the Company are executed only in accordance with the authorization of management and directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on financial statements.
     (e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by the Company in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (f) Except as set forth in Section 2.5(f) of the Company Disclosure Letter, since January 1, 2008 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director or executive officer of the Company or any of its Subsidiaries has, received any material complaint, allegation, assertion or claim, in writing (or, to the Knowledge of the Company, orally) regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (ii) no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.
     Section 2.6 No Undisclosed Material Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations required to be set forth on a balance sheet prepared in accordance with GAAP, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in the audited consolidated balance sheet of the Company, as of December 31, 2010 (the “Balance Sheet Date”), included in the Company SEC Documents (together with the notes thereto, the “Company Balance Sheet”), (b) liabilities incurred in connection with the transactions contemplated hereby or expressly contemplated by this Agreement, (c) liabilities and obligations that were incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and (d) liabilities and obligations that individually and in the aggregate are not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 2.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, on the date that such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act.
     Section 2.8 Absence of Certain Changes. Since the Balance Sheet Date, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice, (ii) the Company has not taken, or agreed or committed to take, any action of the type described in Section 4.1(a)(i), 4.1(a)(ii), 4.1(a)(iii) or 4.1(a)(iv) and (iii) there has not been any event, change, development, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 2.9 Certain Joint Venture.
     (a) To the extent the Company was required to file any Contract as an exhibit to the Company SEC Documents, the exhibits to the Company SEC Documents are true and correct copies of all Contracts between the Company and any of its Subsidiaries, on the one hand, and any other Person, on the other hand, relating to the DMS Joint Venture (the “DMS Contracts”). Each DMS Contract is a valid and binding agreement of the Company or its Subsidiary, as the case may be, and (assuming the legal power, authorization and capacity of all counter parties thereto) is in full force and effect, subject to the Bankruptcy and Equity Exception, and neither the Company, its Subsidiary nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such DMS Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder. The Company has not received any notice, whether oral or in writing, from any party to any DMS Contract (i) stating that such party intends to exercise any rights such party may have under such DMS Contract as a consequence of the transactions contemplated by this Agreement or (ii) making any other claim under such DMS Contract, including any claim that the Company or any of its Affiliates is in material breach of any such DMS Contract.
     (b) The authorized, issued and outstanding shares of capital stock of and other voting or equity interests in the DMS Joint Venture and the holders thereof are identified in Section 2.9(b) of the Company Disclosure Letter. Except as set forth in Section 2.9(b)

of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock of or other voting or equity interests in the DMS Joint Venture, (ii) securities of the Company or any of the Company Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the DMS Joint Venture or (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or the DMS Joint Venture to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in the DMS Joint Venture or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “DMS JV Securities”).
     (c) To the Knowledge of the Company, the DMS Joint Venture is the exclusive owner of all the Intellectual Property that is material to the business of the DMS Joint Venture, free and clear of any Liens other than Permitted Liens. To the Knowledge of the Company, the DMS Joint Venture has taken all actions reasonably necessary to ensure full protection of the DMS Intellectual Property under any applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). To the Knowledge of the Company, the DMS Joint Venture is not using any material DMS Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such DMS Intellectual Property.
     Section 2.10 Compliance with Law. To the Knowledge of the Company, the Company and each of its Subsidiaries are, and since January 1, 2008 have been, in compliance in all material respects with all applicable laws, statutes, ordinances, rules, code, regulations, Orders, agency requirements of or undertaking to or agreements with any Governmental Authority, including common law (collectively, “Law”) and are not under investigation with respect to any material violation of any applicable Law.
     Section 2.11 Foreign Assets Control Regulation; FCPA.
     (a) Neither the Company nor any Subsidiary of the Company (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department or (ii) engages in any dealings or transactions with any such Person. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has taken any action, nor has any Person taken any action, directly or indirectly, on behalf of the Company or any Subsidiary of the Company, that has resulted or would result in any violation of, or operation in material noncompliance with, any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Law.
     (b) To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any Person acting on behalf of the Company or any Subsidiary of the Company has since January 1, 2008, in order to obtain, retain or direct business or otherwise secure an improper advantage: (i) violated or failed to comply with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-bribery, anticorruption or anti-money laundering Law; (ii) offered, promised, given, paid, or authorized the offer, promise, giving or payment of anything of value to a Government Official for the purpose of: (x) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (y) inducing a Government Official to do or omit to do any act in violation of the Government Official’s lawful duty, or (z) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in order to obtain, retain or direct business or otherwise secure an improper advantage; or (iii) offered, promised, given, paid, or authorized the offer, promise, giving or payment of anything of value to a third party, while knowing or being aware of a high probability that the thing of value would be offered, promised, given or paid to a Government Official for the purpose of: (x) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (y) inducing a Government Official to do or omit to do any act in violation of the Government Official’s lawful duty, or (z) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity. The Company and each of its Subsidiaries have retained, and continue to retain, materially accurate books and records and have instituted and maintain policies and procedures designed to provide reasonable assurance of, and which are reasonably expected to continue to provide reasonable assurance of, continued compliance with the FCPA and all other applicable anti-bribery, anticorruption or anti-money laundering Law.
     (c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or has been, at any time since January 1, 2008, the subject of any bribery, improper contribution or anti-kickback investigation by any Governmental Authority.
     Section 2.12 Transaction with Affiliates. Except for employment Contracts filed as exhibits to a Company SEC Document filed prior to the date hereof or Company Plans, and except as set forth in Section 2.12 of the Company Disclosure Letter, there are no (i) transactions, or series of related transactions, agreements, arrangements or understandings (nor any currently proposed transactions or series of related transactions) that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been otherwise disclosed in a Company SEC Document publicly filed prior to the date hereof, (ii) Contracts between or among Abengoa or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand or (iii) Contracts between or among Abengoa and any of its Affiliates (other than the Company or any of its Subsidiaries), on the one hand, and any third parties, on the other hand, under which (x) the Company or any of its Subsidiaries receives benefits that are material to the business or operations of the Company and its Subsidiaries or (y) Abengoa or any of its Affiliates (other than the Company or any of its Subsidiaries) guaranties, or has other obligations having the economic effect of a guaranty of, indebtedness for borrowed money of the Company and its Subsidiaries (each, an “Affiliate Transaction”). The Company has provided to Parent correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for or reflecting an Affiliate Transaction, except for any Contract relating to an Affiliate Transaction that has been filed as an exhibit to the Company SEC Documents.
     Section 2.13 Opinion of Financial Advisor. The Company Board has received the oral opinion of Credit Suisse Securities (Europe) Limited, to be confirmed in writing and dated the date of this Agreement, to the effect that, and subject to the various assumptions and qualifications set forth therein, as of such date, the Offer Price to be received in the Offer by the Company Shareholders, is fair from a financial point of view to the Company Shareholders, other than Abengoa. As of the date hereof, such opinion has not been withdrawn or revoked or otherwise modified in any material respect. The Company has received the consent of Credit Suisse Securities (Europe) Limited to include such opinion in the Schedule 14D-9. It is agreed and understood that such opinions are for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Purchaser.
     Section 2.14 Finders’ Fees. Except for Credit Suisse Securities (Europe) Limited, whose fees and expenses will be paid by the Company, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company, Parent or Purchaser upon consummation of the transactions contemplated hereby
     Section 2.15 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Purchaser or any of their Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Purchaser acknowledge the foregoing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
     Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

     Section 3.1 Organization; Standing. Parent is a société anonyme duly organized and validly existing under the laws of the Republic of France and has all requisite corporate power and authority to carry on its business as now conducted. Purchaser is a sociedad anónima duly organized and validly existing under the laws of the Kingdom of Spain and has all requisite corporate power and authority to carry on its business as now conducted.
     Section 3.2 Authority;Consents and Approvals.
     (a) Each of Parent and Purchaser has all requisite corporate (or equivalent organizational) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the transactions contemplated hereby, have been duly authorized and approved by their respective Boards of Directors, which authorization and approval, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way, and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject only to the Bankruptcy and Equity Exception.
     (b) The execution and delivery of this Agreement by each of Parent and Purchaser, the performance of each of Parent’s and Purchaser’s obligations hereunder and the consummation of the transactions contemplated hereby require no filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and the EU Merger Control Regulation, (ii) such consents, approvals, authorizations, registrations, declarations or filings as may be required under the other Regulatory Laws set forth in Section 2.2(b)(ii) of the Company Disclosure Letter, (iii) compliance with the requirements of the Exchange Act, (iv) such filings with the SEC as may be required on behalf of Purchaser or Parent in connection with this Agreement and the Offer, (v) compliance with the requirements of Spanish Law, including if applicable, any Law relating to any squeeze-out transaction and any filings with the CNMV necessary or advisable in connection therewith and (vi) any actions consents, approvals, authorizations, registrations, declarations or filings under Law that, if not obtained, made or given, would not, individually or in the aggregate, materially impair the ability of the Company to consummate the transactions contemplated hereby or the ability of Parent or Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby.
     Section 3.3 Noncontravention. Neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent or Purchaser of the transactions contemplated hereby, nor compliance by Parent or Purchaser with any of the provisions of this Agreement, will (i) conflict with or result in any violation or breach of (with or without notice or lapse of time, or both) the Organizational Documents of Parent or Purchaser, (ii) assuming compliance with Section 3.2(b), conflict with or breach any provision of any applicable Law, or (iii) require any consent of or other action by any Person under, conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under or give rise to a right of, or result in, termination, modification, cancellation, recapture or acceleration of any obligation or to the loss of a benefit, or result in the creation of any Lien in or upon or with respect to, any of the properties or other assets of Parent or Purchaser, under any of the terms, conditions, or provisions of any Contract to which Parent, Purchaser or any of their respective Subsidiaries is a party, except in the case of clause (iii) for such conflicts, violations, breaches or defaults as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.
     Section 3.4 Sufficient Funds. Parent’s and Purchaser’s obligations hereunder are not subject to any conditions regarding Parent’s, Purchaser’s or any other Person’s ability to obtain financing for the Offer. Parent and Purchaser have or will have as of the Offer Closing Date sufficient cash available, directly or through one or more Affiliates, to pay all amounts to be paid by Parent and Purchaser in connection with the Offer or otherwise pursuant to this Agreement, including without limitation Parent’s and Purchaser’s costs and expenses and Parent’s obligations under Section 4.7 and Section 4.9 of this Agreement, on the terms and conditions contained in this Agreement.
     Section 3.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, on the date that such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or Abengoa specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

ARTICLE IV
ADDITIONAL COVENANTS AND AGREEMENTS
     Section 4.1 Conduct of Business.
     (a) During the period commencing on the date hereof and ending on the Offer Closing Date, except as set forth in Section 4.1(a) of the Company Disclosure Letter, as required by applicable Law or as otherwise expressly permitted or required pursuant to this Agreement, unless Parent otherwise provides its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (x) conduct its operations in the ordinary course consistent with past practice and, to the extent consistent therewith, (y) use its reasonable best efforts to (A) maintain and preserve its business organization and its material rights and franchises, (B) retain the services of its senior management and key employees and (C) maintain relationships with customers, suppliers, lessees, licensees and other third parties having significant business relationships with it, to the end that their goodwill and ongoing business shall not be impaired in any material respect (it being understood that any impairment of such goodwill and ongoing business shall not be a breach of this sentence so long as the Company and its Subsidiaries shall have complied with their respective obligations to use reasonable best efforts as provided in this sentence). Without limiting the generality of the foregoing, during the period commencing on the date hereof and ending on the Offer Closing Date, except as set forth in Section 4.1(a) of the Company Disclosure Letter, as required by applicable Law or as otherwise expressly permitted or required pursuant to this Agreement, unless Parent otherwise provides its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor its Subsidiaries shall:
     (i) issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or other Contract with respect to the issuance or sale of, or redeem or repurchase, any Company Securities or make any changes (by combination, reorganization or otherwise) in the capital structure of the Company or any of its Subsidiaries;
     (ii) incur any indebtedness for borrowed money or guarantee any such indebtedness, guarantee any debt of others, enter into any “keep-well” or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred or letters of credit issued in the ordinary course of business;
     (iii) (A) amend any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), other than in the ordinary course of business; (B) enter into or amend, or grant any waiver or consent under, any DMS Contract, other than in the ordinary course of business; (C) or enter into any new Contract, other than in the ordinary course of business, which if entered into prior to the date hereof would have been a “material contract,” that contains a change in control provision in favor of the other party or parties thereto that does not exclude the Offer or that would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the Offer or that is not terminable without penalty on 30 days notice;
     (iv) (A) make, declare, set aside or pay any dividend or other distribution with respect to any Company Securities or (B) make any payment or other distribution to any Affiliate of the Company, excluding any payment required pursuant to a Company Contract in effect as of the date hereof;
     (v) (A) increase the size of the Company Board or (B) enter into any Contract relating to the disposition of any assets of the DMS Joint Venture or any DMS JV Securities (whether by merger, sale of stock, sale of assets or otherwise); or
     (vi) agree or commit to do any of the foregoing.
     (b) Parent and Purchaser agree that, during the period from the date of this Agreement until the Offer Closing, Parent and Purchaser shall not, and shall not permit any of their Subsidiaries to take, or agree or commit to take, any action that could reasonably be expected to impose any meaningful delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period. Parent and Purchaser shall not take, and shall not permit any Affiliate to take, any action that could significantly increase the risk of any Governmental Authority entering an order or Restraint prohibiting or impeding the consummation of the transactions contemplated hereby or otherwise would reasonably be expected to cause a meaningful delay or impediment to the consummation of the transactions contemplated hereby (each, a “Delay”).
     Section 4.2 No Solicitation.
     (a) Neither the Company nor its Subsidiaries shall, and neither the Company nor its Subsidiaries shall authorize any of their respective Representatives to, directly or indirectly through another Person, (i) solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information or assistance), any inquiries, proposals or offers with respect to, or the making, submission, announcement or completion of, any proposal or offer that constitutes or is reasonably likely to lead to a Alternative Proposal, (ii) other than informing Persons of the provisions contained in this Section 4.2 and except as otherwise permitted by Section 4.2(b), enter into, continue or participate in any discussions or negotiations regarding any Alternative Proposal, or furnish any information concerning the Company and its Subsidiaries to any Person in connection with any Alternative Proposal, or otherwise cooperate with or take any other action to knowingly facilitate any effort or attempt to make or implement a Alternative Proposal or (iii) agree to do any of the foregoing. Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person or its Representatives conducted heretofore or that may be ongoing with respect to, or that may reasonably be expected to lead to, any Alternative Proposal, (ii) request, to the extent permitted under the applicable confidentiality agreement, the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and (iii) at the expense of Parent and Purchaser, take such action as is reasonably necessary to enforce any confidentiality or “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary (in the case of confidentiality or similar provisions, to the extent entered into in connection with or in relation to an Alternative Proposal).
     (b) Notwithstanding anything in this Section 4.2 to the contrary, at any time prior to the Offer Closing, the Company may, in response to an unsolicited bona fide written Alternative Proposal made after the date of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and receiving the advice of its financial advisor) constitutes or is reasonably likely to result in a Superior Proposal (provided that, in such case, the Company shall give Parent and Purchaser prompt written notice of such determination), the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal (and its Representatives) pursuant to a confidentiality agreement containing terms and conditions no more favorable to and no less restrictive of such Person than those contained in the Confidentiality and Standstill Agreement, dated May 8, 2011 (as it may be amended from time to time, the “Confidentiality Agreement”), between Parent, Abengoa and the Company, are to Parent, except that such confidentiality agreement between the Company and such Person shall not contain any provisions that would prevent the Company from complying with its obligations to provide the required disclosure to Parent pursuant to this Section 4.2 (provided that all such information (to the extent that such written information that has not been previously provided or made available to Parent) is simultaneously provided or made available to Parent) and (B) participate in discussions or negotiations with the Person making such Alternative Proposal (and its Representatives) regarding such Alternative Proposal.
     (c) Except as expressly permitted by this Section 4.2(c), the Company Board shall not (i)(A) withdraw, modify or qualify, in a manner materially adverse to Parent, the Company Recommendation, (B) adopt, recommend or propose publicly to adopt or recommend, to the Company Shareholders an Alternative Proposal or (C) make any public statement with reference to an Alternative Proposal that is inconsistent with the Company Recommendation (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) (it being understood and agreed that neither any “stop, look and listen” communication by the Board of Directors to the Company Shareholders, nor the failure of the Board of Directors of the Company to take a position with respect to an Alternative Proposal in connection with such Alternative Proposal, in either case pursuant to Rule 14d-9(f) under the Exchange Act, shall constitute a Company Adverse Recommendation Change) or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement with respect to, or that is intended to or could reasonably be expected to lead to any Alternative Proposal (other than a confidentiality agreement referred to in Section 4.2(b) if permitted by Section 4.2(b)). Notwithstanding the foregoing, the Company may make a Company Adverse Recommendation Change at any time prior to, but not after, the Offer Closing and subject to the proviso of this sentence: (i) in response to a material event or change in circumstances occurring after the date hereof that does not involve an Alternative Proposal (such event or change in circumstances, an “Intervening Event”) upon a good faith determination by the Company Board (after receiving the advice of its outside counsel) that, in light of such Intervening Event, failure to take such action would be reasonably likely to result in a breach of the Company Board’s fiduciary duties under applicable Law or (ii) if the Company Board receives a Alternative Proposal that the Company Board reasonably determines (after receiving the advice of its outside counsel and financial advisor) constitutes a Superior Proposal and that was unsolicited after the date of this Agreement and did not otherwise result from a breach of this Section 4.2; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change unless: (1) the Company shall provide to Parent five (5) calendar days’ prior written notice (an “Alternative Transaction Notice”), which Alternative Transaction Notice shall (x) specify that the Company Board is prepared to make a Company Adverse Recommendation Change, (y)(I) in the case of an Alternative Proposal that the Company Board has determined constitutes a Superior Proposal, shall attach the most current version of any written document relating to the Alternative Proposal that the Company Board has determined constitutes a Superior Proposal and contain a description of any other material terms of such Alternative Proposal and advising Parent that the Company Board has determined that such Alternative Proposal is a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change relating to such Superior Proposal or (II) in the case of an Intervening Event, shall specify the facts underlying Company Board’s determination that an Intervening Event has occurred and the reasons for the Company Adverse Recommendation Change, in reasonable detail, and (2) during such five (5) calendar-day period, if requested by Parent, the Company shall engage in good-faith negotiations with Parent to amend this Agreement in such a manner that the Alternative Proposal that was determined to constitute a Superior Proposal no longer is a Superior

Proposal or that obviates the need for a Company Adverse Recommendation Change as result of such an Intervening Event, as applicable.
     (d) For purposes of this Agreement:
     “Alternative Proposal” means any inquiry, proposal, offer or indication of interest (whether binding or non-binding) from any Person or “group” of Persons (as defined under Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect sale, lease exchange, transfer license, acquisition or disposition, in one transaction or a series of related transactions, of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business consistent with past practice) equal to twenty-five percent (25%) or more of the Company’s consolidated assets or to which twenty-five percent (25%) or more of the Company’s revenues, net income or earnings on a consolidated basis are attributable, (B) tender offer or exchange offer that if consummated would result in any Person or “group” of Persons (as defined under Section 13(d) of the Exchange Act) beneficially owning twenty-five (25%) or more of (x) the outstanding Shares, (y) any other class of equity securities of the Company or (z) voting securities of any of its Subsidiaries or (D) merger, spin-off, transfer of assets and liabilities, other “modificaciones estructurales” (as defined by Law 3/2009), consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its Subsidiaries which would result in a direct or indirect acquisition or distribution of twenty-five percent (25%) or more of the Company’s consolidated assets or assets to which twenty-five percent (25%) or more of the Company’s revenues, net income or earnings on a consolidated basis are attributable; in each case, other than the transactions contemplated hereby.
     “Superior Proposal” means an unsolicited bona fide written Alternative Proposal obtained not in breach of this Section 4.2 to acquire, directly or indirectly, for consideration consisting of cash and/or securities, a majority of the outstanding Shares or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act), and which is otherwise on terms and conditions which the Company Board determines in its good faith (after consultation with its financial advisor, and in light of relevant circumstances, including, without limitation, (x) the terms and conditions of such proposal, including legal, financial, regulatory and other aspects, the form of consideration, financing conditionality, anticipated timing (including any delay relative to the transactions contemplated by this Agreement (including any binding offer by Parent to amend the terms of this Agreement), and any break-up fees, expense reimbursement provisions and conditions to consummation, and of this Agreement (including any binding offer by Parent to amend the terms of this Agreement) and (y) the identity of the Person (or group of Persons) making such proposal) to be, if consummated, (A) more favorable to the Company Shareholders from a financial point of view than the Offer and the other transactions contemplated hereby (including any binding offer by Parent to amend the terms of this Agreement), and (B) reasonably likely to be consummated on the terms so proposed, taking into account relevant financial, regulatory, legal and other aspects of such proposal, including any conditions.
     (e) Nothing in this Section 4.2 shall prohibit the Company Board from taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company Board reasonably determines, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of the Exchange Act.
     (f) Any violation of the restrictions set forth in this Section 4.2 by any Representative of the Company shall be deemed to be a breach of this Section 4.2 by the Company.
     Section 4.3 Reasonable Best Efforts.
     (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the Offer Conditions to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Regulatory Law), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the transactions contemplated hereby. For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines and other Law requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Authority, or that otherwise may cause any restriction, in connection with the Offer and the other transactions contemplated hereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, in each case as amended, the HSR Act, the EU Merger Control Regulation and all other applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries.

     (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and a Form CO pursuant to the EU Merger Control Regulation with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and the EU Merger Control Regulation and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 4.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and the issuance of the applicable approval by the European Commission under the EU Merger Control Regulation as soon as practicable.
     (c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, and (ii) promptly notify the other party of any written communication to that party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General, the European Commission or any other Governmental Authority and permit the other party to review any proposed communication to any of the foregoing, (iii) consult with the other party prior to participating in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or any of the transactions contemplated hereby and provide the other party the opportunity to attend and participate in any such meeting, telephone call or discussion to the extent permissible and practicable, and (iv) furnish the other party with copies of all correspondence, filings, and written communications (or a reasonably detailed summary of any oral communications) between them and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and any of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, proprietary or confidential information may be reasonably redacted from correspondence, filings and written communications provided from one party to the other pursuant to the provisions of this Section of the Agreement.
     (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 4.3, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the transactions contemplated hereby. Without limiting any other provision of this Agreement, Parent and the Company shall each use their reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby, on or before the Outside Date, and (ii) avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event no later than the Outside Date), in each case, as may be required in order obtain any approvals from any Governmental Authority necessary to consummate the transactions contemplated hereby or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, , which would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby; provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the transactions contemplated hereby, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated (x) to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Offer or (ii) that individually or in the aggregate (A) is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) to (1) the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, either before or after giving effect to the Offer, or (2) Parent’s, or the Company’s, ownership or operation of any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole or (B) would reasonably be expected to deny Parent or the Company the material benefit of the bargains contemplated by the transactions contemplated by this Agreement (a “Materially Burdensome Condition”) or (y) to waive any of the Offer Conditions.
     Section 4.4 Public Announcements. The initial press releases with respect to the execution of this Agreement issued by each of the parties shall be reasonably agreed upon by Parent and the Company. Thereafter, and subject to the provisions of Section 5.2, unless and until a Company Adverse Recommendation Change has occurred in accordance with Section 4.2, so long as this Agreement is in effect, neither the Company, on the one hand, nor Parent or Purchaser, on the other hand, shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the transactions contemplated by this Agreement or the Irrevocable Undertaking Agreements, including the Offer, without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed). Nothing in this Section 4.5 shall limit a party’s ability to make any disclosure required by Law, by applicable fiduciary duties or by any applicable listing agreement with a national securities exchange or interdealer quotation service as determined in the good faith judgment of the party proposing to make such release or other public announcement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party, if practicable) or by the request of any Governmental Authority.
     Section 4.5 Access to Information; Confidentiality. Subject to applicable Law and regulatory standards relating to the exchange of information, from the date of this Agreement until the Offer Closing, upon reasonable prior notice the Company shall afford to Parent and its Representatives reasonable access during normal business hours to the Company’s properties, books, records and personnel in a manner that does not unreasonably interfere with the conduct of the Company’s business and the Company shall furnish promptly to Parent such other information concerning its business and properties as Parent may from time to time reasonably request, provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, violate applicable Law or regulatory standards, breach any agreement of the Company or any of its subsidiaries with any third party or constitute a waiver of the attorney-client or other privilege held by the Company, or expose the Company to risk of liability for disclosure of sensitive or personal information; provided, further, however, that the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information or documents and take such other action (such as the redaction of identifying or confidential information or entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) with respect to such information or documents as is necessary to permit disclosure to Parent and Parent’s Representatives. Until the Offer Closing, the information provided pursuant to this Section 4.5 will be subject to the terms of the Confidentiality Agreement.
     Section 4.6 Rule 14d-10(d). Prior to the Offer Closing and to the extent permitted by Law, the Company (acting through its Compensation Committee or its independent directors, to the extent required) shall take all such steps as may be required to cause each employment compensation, severance and employee benefit agreement, arrangement or understanding entered into by the Company on or after the date of this Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officers, director or employee to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act, including, without limitation, the actions contemplated by Section 4.14.
     Section 4.7 Convertible Notes.
     (a) Following the date hereof and at any time prior to the Offer Closing, Parent shall, or shall cause Purchaser to, commence a tender offer (the “Convertible Notes Offer”) for all of the outstanding Convertible Notes on such terms and subject to such conditions as are determined by Parent in its absolute discretion (the “Convertible Notes Offer Conditions”). The Company shall provide, and shall cause its Subsidiaries and Representatives to provide, all cooperation reasonably requested by Parent in connection with the Convertible Notes Offer, including, without limitation, (i) as set forth in Section 4.7(b) and (ii) the delivery of the Company’s position with respect to the Convertible Notes Offer pursuant to and in accordance with Rule 14e-2 under the Exchange Act. Subject only to the following sentence, Parent and Purchaser expressly reserve the right (in their sole discretion) (x) to waive, in whole or in part, any Convertible Note Tender Offer Condition, (y) to amend, modify or supplement the terms of the Convertible Notes Tender Offer (including any Convertible Note Tender Offer Condition) or (z) to withdraw, terminate or extend the Convertible Notes Tender Offer. The Convertible Notes Offer and other actions taken in connection therewith shall be conducted in accordance with the Exchange Act, all applicable rules and regulations of the SEC and other applicable Law.
     (b) Parent shall prepare all necessary and appropriate documentation in connection with the Convertible Notes Offer (including all mailings to holders of the Convertible Notes (the “Company Convertible Noteholders”), including an offer to purchase, letter of transmittal and a notice of guaranteed delivery, all SEC filings and any supplements or amendments thereto (the “Convertible Notes Offer Documents”)). The Company shall promptly furnish to Parent and Purchaser all information concerning the Company that is required by applicable Law to be set forth in the Convertible Notes Offer Documents or that is otherwise reasonably requested by Parent or Purchaser for inclusion in the Convertible Notes Offer Documents or in connection with the obligations relating to the Convertible Notes Offer Documents contained in this Section 4.7(b). Prior to the filing of the Convertible Notes Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the Company Convertible Noteholders, the Company and its counsel shall be given a reasonable opportunity to review and comment on such Convertible Notes Offer Documents. If at any time prior to the completion of the Convertible Notes Offer any information in the Convertible Notes Offer Documents should be discovered by Parent or Purchaser, on the one hand, or the Company, on the other hand, which should be set forth in an amendment or supplement to the Convertible Notes Offer Documents, so that the Convertible Notes Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement prepared by Parent (subject to the review of, and comment by, the Company) describing such information shall be disseminated by or on behalf of Parent, or Purchaser, as applicable, to the Company Convertible Noteholders.
     (c) The Company shall take all actions that are required pursuant to the terms and provisions of the Convertible Notes Indenture, including, without limitation, pursuant to Article 14 (Conversion of Notes) and Article 15 (Repurchase of Notes Upon a Fundamental Change) thereof, in connection with the Offer Closing. Without limiting the foregoing and in furtherance thereof, the Company shall, in each case in accordance with the terms and provisions of the Convertible Notes Indenture, (i) provide prior written notice to the Convertible Noteholders of the anticipated effective date of the Offer Closing and (ii) in the event that the Offer Closing constitutes a Fundamental Change, provide the Convertible Noteholders with a Fundamental Change Company Notice with respect to the Offer Closing. The Company shall elect Cash Settlement as the Settlement Method for the conversion of any and all Convertible Notes following the Closing. For the avoidance of doubt, the Company acknowledges and agrees that, to the extent permitted under the Convertible Notes Indenture, (x) the Company shall not issue or deliver Shares to any Company Noteholder in connection with the conversion of Convertible Notes at any time from and after the Offer Closing and (y) the Company shall take any and all actions under to the terms of the Convertible Notes Indenture that are necessary to comply with its obligations under this Section 4.7(c), including, without limitation, by delivering, and causing the Conversion Agent to deliver, to the Convertible Noteholders Settlement Notices specifying Cash Settlement as the Settlement Method in respect of any applicable Conversion Date. Unless otherwise defined in this Agreement, capitalized terms used in this Section 4.7(c) shall have the meanings assigned to such terms in the Convertible Notes Indenture.
     (d) Parent and Purchaser shall be liable for any and all expenses incurred by the Company in connection with fulfilling its obligations pursuant to this Section 4.7.
     Section 4.8 Notification of Certain Matters, Stockholder Litigation. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Irrevocable Undertaking Agreements, including the Offer, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Irrevocable Undertaking Agreements, including the Offer, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, Purchaser or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated by this Agreement or the Irrevocable Undertaking Agreements, including the Offer, provided that (x) the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement or any of the transactions contemplated hereby, including the Offer and (y) the Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any Company Stockholder relating to this Agreement or any of the transactions contemplated hereby, including the Offer, without the prior written consent of Parent (which consent shall not be unreasonably withheld).

     Section 4.9 Other Indebtedness and Obligations.
     (a) Subject to Parent satisfying its obligations under this Section 4.9, and at or as promptly as practicable following the Offer Closing, the Company shall, or shall cause its Subsidiaries to, pay off, discharge and terminate in full all indebtedness for borrowed money of the Company and its Subsidiaries pursuant to any Contract by the Company or any of its Subsidiaries, on the one hand, with any Affiliate of the Company (other than any Subsidiary of the Company), on the other hand, as set forth on Section 2.4(d) of the Company Disclosure Letter. As promptly as practicable following the date on which Parent and Purchaser shall have acquired a majority of the issued and outstanding Shares and subject to Parent satisfying its obligations under this Section 4.9, the Company shall, or shall cause its Subsidiaries to, pay off, discharge and terminate in full all other indebtedness for borrowed money of the Company and its Subsidiaries that is then repayable or becomes repayable in connection with the transactions contemplated by this Agreement in accordance with the terms and conditions of the Contract governing such indebtedness, as set forth on Section 2.4(d) of the Company Disclosure Letter. Parent shall provide to the Company, or shall cause to be provided to the Company, pursuant to mutually acceptable agreements, funds in an amount sufficient, when added to the available cash balances of the Company that the management of the Company reasonably determines are not necessary or useful to maintain for purposes of the Company’s working capital needs, to pay off and discharge such indebtedness for borrowed money (including any applicable prepayment penalties, fees or premiums), on terms no less favorable to the Company than the terms that existed immediately prior to the date hereof.
     (b) Parent and the Company shall cooperate and use their reasonable best efforts to cause either Parent, the Company or their respective Subsidiaries to be substituted in all respects for Abengoa and any of its Affiliates (excluding the Company and its Subsidiaries) under, and for Abengoa and any of its Affiliates (excluding the Company and its Subsidiaries) to be released from, no later than three months following the Offer Closing, any guaranty or other arrangement having the economic effect of a guaranty by Abengoa or any of its Affiliates (excluding the Company and its Subsidiaries) of indebtedness for borrowed money or other obligations of the Company and its Subsidiaries set forth in Section 2.12 of the Company Disclosure Letter.
     Section 4.10 Officer and Director Indemnification.
     (a) From and after the Offer Closing Date through the sixth anniversary of the Offer Closing Date, each of Parent and the Company shall, (i) indemnify and hold harmless each individual who at the Offer Closing Date is, or at any time prior to the Offer Closing Date was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Offer Closing Date (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions or the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Offer Closing Date as provided in the Company Organizational Documents and the Organizational Documents of such Subsidiaries or in any agreement in existence as of the date hereof and filed as an exhibit to or scheduled as an exhibit to any Company SEC Document providing for indemnification between the Company and any director. Without limiting the foregoing, Parent, from and after the Offer Closing Date until six years from the Offer Closing Date, shall cause, unless otherwise required by Law, the Organizational Documents of the Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Offer Closing Date until six years from the Offer Closing Date, Parent shall, and shall cause the Company to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 4.10 (including in connection with enforcing the indemnity and other obligations referred to in this Section 4.10) as incurred to the fullest extent permitted under applicable Law, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 4.10(a).
     (b) The Company shall have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 4.10 (each, a “Claim”); provided that none of Parent, the Purchaser or the Company shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Purchaser, the Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
     (c) For the six-year period commencing immediately after the Offer Closing Date, Parent shall cause the Company to maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Offer Closing Date with respect to those individuals who are currently (and any additional individuals who prior to the Offer Closing Date become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Offer Closing Date, including a “tail” policy); provided, however, that, if the annual premium for such insurance shall exceed 200% of the current annual premium (such 200% threshold, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. The Company may prior to the Offer Closing Date purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six years, a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Offer Closing Date, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 4.10 and Parent shall cause the Company to use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
     (d) From and after the Offer Closing Date (but not prior thereto), the provisions of this Section 4.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise. The obligations of Parent, the Purchaser and the Company under this Section 4.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 4.10 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 4.10 applies shall be third-party beneficiaries of this Section 4.10).

     (e) In the event that Parent, the Purchaser or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent , the Purchaser or the Company shall assume all of the obligations thereof set forth in this Section 4.10.
     (f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 4.10 is not prior to or in substitution for any such claims under such policies.
     Section 4.11 Parent Guarantee. Parent hereby irrevocably and unconditionally guarantees each and every obligation of Purchaser under this Agreement and the Offer Documents (the “Guarantee”). Parent and Purchaser, and following the Offer Closing, and the Company, shall not assert any position challenging the legal, valid and binding obligation of Parent with respect to the Guarantee, or the enforceability of the Guarantee in accordance with its terms for the benefit of the Company Stockholders.
     Section 4.12 Employee Matters.
     (a) From and after the Offer Closing, the Company shall, and Parent and Purchaser shall cause the Company to, honor all compensation arrangements and agreements in accordance with their terms as in effect immediately before the Offer Closing, provided that nothing in this Agreement shall prohibit the amendment or termination of any Company benefit plans, arrangements and agreements in accordance with their terms and applicable Law. For a period of twelve (12) months following the Offer Closing, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries other than such employees covered by collective bargaining agreements or works council or other similar representative arrangements (“Company Employees”) compensation opportunities and benefits (excluding equity-based compensation or other long-term compensation and change of control benefits) that are substantially comparable, in the aggregate, to the compensation opportunities and benefits provided to Company Employees immediately before the Offer Closing (excluding equity-based compensation or other long-term compensation and change of control benefits), it being understood that each element of compensation and benefits may be different from the individual elements of compensation and benefits provided to Company Employees prior to the Offer Closing.
     (b) For eligibility to participate under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Offer

Closing (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Offer Closing, to the same extent as such Company Employee was entitled, before the Offer Closing, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated immediately prior to the Offer Closing. In addition, such service shall also be credited for purposes of determining the levels of severance pay and paid time off to which a Company Employee is entitled. In addition, and without limiting the generality of the foregoing, in the event that Parent causes the Company Employees to participant in New Plans in the plan year in which the Offer Closing occurs (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all such New Plans, unless such employee would not have been eligible to participate under comparable plans of the Company or its Subsidiaries immediately prior to the Offer Closing and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Offer Closing and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Offer (such plans, collectively, the “Old Plans”) ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
     Section 4.13 Minority Shareholder Protections.
     (a) Following the Offer Closing, (i) until such time as the Shares have been delisted from NASDAQ, the Company Board shall consist of not more than twelve (12) directors, three (3) of whom shall qualify as “independent directors” under the listing standards adopted by NASDAQ applicable to members of a listed company’s audit committee, (ii) Purchaser shall use reasonable best efforts to maintain the current listing of the Company’s Shares on NASDAQ and the Company shall not voluntarily de-list the Company’s Shares from NASDAQ and (iii) the Company shall (whether or not required) continue to file those periodic reports with the SEC required to be filed by exchange listed foreign private issuers. The provisions in clause (i) and clause (iii) of this Section 4.13(a) shall not apply if, at any time, Parent and/or Purchaser shall beneficially own Shares representing not less than seventy percent (70%) of the total authorized and issued Shares. The provisions in clause (ii) of this Section 4.13(a) shall not apply if, at any time, both (x) Parent and/or Purchaser shall beneficially own Shares representing not less than seventy percent (70%) of the total authorized and issued Shares and (y) the de-listing of the Company from NASDAQ is approved at a general shareholders’ meeting following the procedure established in the Spanish company law. As promptly as practicable following the time as of which Parent and/or Purchaser shall beneficially own seventy percent (70%) of the total authorized and issued Shares, Parent and Purchaser shall use their reasonable best efforts to cause the Company to call a general shareholders’ meeting for the purposes of obtaining the Redemption Shareholder Approval.
     (b) Parent and Purchaser covenant and agree that approval by the Company Board of any amendment, waiver, consent or termination of this Agreement or the Offer shall be effective only to the extent approved by a majority of the “independent directors” (as defined in clause (i) of Section 4.13(a)) of the Company. The provisions of this Section 4.13(b) shall not apply following such time as none of the minority protections set forth in Section 4.13(a) apply.
     Section 4.14 Equity Plan. Following the date of this Agreement and prior to the Initial Expiration Time, the Company Board shall take such actions as shall be required to terminate the Equity Plan, subject to and effective as of the first “subsequent offering period” set forth in Section 1.1(f). Pursuant to such action, within five (5) Business Days from the first day of the such initial “subsequent offering period”, the Company shall pay to each of the Equity Plan’s participants the cash amount due to them under section 4.6.1 of the Equity Plan and shall arrange for the transfer from the Company to each participant of the Shares due to them under section 4.6.1 of the Equity Plan, which Shares (1) shall not exceed the aggregate number of Shares set forth in the third sentence of Section 2.4(a) and (2) such participants will be able to tender into the Offer during the first “subsequent offering period” required to be provided as set forth in Section 1.1(f) and any other “subsequent offering periods” which Purchaser may elect to extend.
ARTICLE V
TERMINATION
     Section 5.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
     (a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors or any duly constituted and authorized committee thereof;
     (b) by either of the Company or Parent:
     (i) if the Offer Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 5.1(b)(i) shall not be available to any party

(in the case of Parent, including Purchaser) whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of, or primarily resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date;
     (ii) prior to the Offer Closing, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b)(ii) shall not be available to any party (in the case of Parent, including Purchaser) if the issuance of such final, non-appealable and non-appealable Order was primarily due to the material failure by such party to perform any of its obligations under this Agreement; or
     (iii) if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any Offer Condition or is terminated or withdrawn in compliance with this Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b)(iii)shall not be available to any party (in the case of Parent, including Purchaser) whose material breach of this Agreement has been the primary cause or primarily resulted in the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer in compliance with this Agreement without any Shares being purchased thereunder; or
     (c) by Parent, prior to the Offer Closing:
     (i) if the Company shall have breached any of its representations and warranties set forth in this Agreement, which breach (A) would result in any of the events set forth in clause (c) of Annex A attached hereto to occur and (B) is not cured, or cannot be cured, by the Company within fifteen (15) Business Days following receipt of written notice of such breach from Parent (or if the Outside Date is less than fifteen (15) Business Days from the notice by Parent, is not cured, or cannot be cured, by the Company by the Outside Date); or
     (ii) if the Offer (as it may have been extended pursuant to Section 1.1) expires and, as of the applicable Expiration Time, either (A) the Subject Shares shall not have been validly tendered into the Offer or (B) the Subject Shares shall have been validly withdrawn from the Offer; or

     (iii) if the Offer (as it may have been extended pursuant to Section 1.1) expires and, prior to the applicable Expiration Time, the Company shall not have (A) received and accepted the Offer Closing Resignation Letters, (B) otherwise taken all actions necessary to co-opt the 4 individuals designated by Purchaser as directors of the Company in accordance with Section 1.3 and (C) received and accepted the Other Resignation Letters; provided, however, that the right to terminate this Agreement under this Section 5.1(c)(iii) shall not be available to Parent if Purchaser does not, pursuant to a written notice received by the Company at least twenty (20) Business Days prior to the Offer Closing, designate four (4) individuals as directors who each satisfy all applicable qualifications to be appointed as directors through a co-opt procedure under Spanish Law and the Organizational Documents of the Company, including that each of such individuals be a Company Shareholder; or
     (d) by the Company, prior to the Offer Closing, if Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in (A) any representation or any representation or warranty of Parent and Purchaser contained in this Agreement not being true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) or (B) a failure by Parent or Purchaser to perform in all material respects its agreements, covenants and obligations required to be performed by it under this Agreement at or prior to such time and (ii) is not cured, or is incapable of being cured, by Parent or Purchaser within fifteen (15) Business Days following receipt of written notice of such breach or failure to perform from the Company (or, if the Outside Date is less than fifteen (15) Business Days from the notice by the Company, is not cured, or is incapable of being cured, by Parent or Purchaser by the Outside Date); or
     (e) by the Company, (i) in order to enter into an agreement with respect to a Superior Proposal or (ii) following a Company Adverse Recommendation Change.
     Section 5.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 5.1, written notice of such termination shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 5.2 and Article VI, all of which shall survive termination of this Agreement in accordance with their respective terms), and there shall be no liability on the part of Parent, Purchaser or the Company or their respective Subsidiaries, or its or their respective stockholders, controlling persons or Representatives, except (i) pursuant to the sections specified in the immediately preceding parenthetical that survive such termination and (ii) that no such termination shall relieve any party from liability for fraud. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.
ARTICLE VI
MISCELLANEOUS
     Section 6.1 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated hereby are consummated.
     Section 6.2 Survival. The representations, warranties, covenants and agreements in this Agreement shall terminate upon the Offer Closing or, except as otherwise provided in Section 5.2, upon the termination of this Agreement pursuant to Section 5.1, as the case may be; provided that the covenants and agreements set forth in this Agreement which contemplate performance after the Offer Closing shall survive the Offer Closing in accordance with their terms and those set forth in Section 5.2 and this Article VI shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.
     Section 6.3 Amendment or Supplement. At any time prior to the Offer Closing, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto, duly authorized by each respective Board of Directors or any duly constituted and authorized committee thereof.
     Section 6.4 Extension of Time, Waiver, Etc. At any time prior to the Offer Closing, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in this Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     Section 6.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties; provided that (i) Purchaser may assign any of or all of its rights, interests and obligations under this Agreement to

Parent and (ii) Parent or Purchaser may assign any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of any of its respective obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6.5 shall be null and void.
     Section 6.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 6.6 provided that receipt of copies of such counterparts is confirmed.
     Section 6.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, Annex A attached hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns other than the provisions set forth in Section 4.10.
     Section 6.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of Spain, except to the extent that U.S. securities Law is mandatorily applicable pursuant to U.S. Law.
     Section 6.9 Arbitration.
     (a) All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. For purposes of appointing arbitrators in accordance with the said Rules, Parent and Purchaser shall be considered one party and the Company shall be considered the other party. The seat of the arbitration shall be Madrid (Spain), the language of the arbitration shall be English and the arbitration shall be arbitration in law. For the avoidance of doubt, the arbitrators shall have authority to grant specific performance in accordance with Section 6.10. The parties submit to jurisdiction in the Courts of Madrid for the limited purpose of enforcing this agreement to arbitrate.
     (b) Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

     Section 6.10 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Purchaser or the Company shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity.
     Section 6.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or by overnight courier (providing proof of delivery) to the parties at the following addresses:
     If to Parent or Purchaser, to:
Schneider Electric S.A.
35 rue Joseph Monier
92500 Rueil Malmaison
France
Attention: Peter Wexler, General Counsel
Facsimile: +1-401-788-2766
     with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Paul S. Bird
                 E. Raman Bet-Mansour
Facsimile: +1-212-909-6836
and:
Uria Menendez
Prinicipe de Vergraa, 187
Plaza de Rodrigo Uria
28002 — Madrid
Spain
Attention: Christian Hoedl
Facsímile: +34 915 860 403

     If to the Company, to:
Telvent GIT, S.A.
Valgrande 6
Alcobendas
Madrid — 28018
Spain
Attention: Ignacio González Dominguez
Facsimile: +34 917 147 008
     with a copy (which shall not constitute notice) to:
Squire, Sanders & Dempsey (US) LLP
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304
Attention: Laura D. Nemeth
Facsimile: +1-216-479-8780
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5 P.M., local time, in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     Section 6.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 6.13 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
     “Abengoa” has the meaning set forth in the recitals.
     “Abengoa Irrevocable Undertaking Agreement” has the meaning set forth in the recitals.

     “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, including with respect to the Company and its Subsidiaries organized under the Law of Spain, as defined in Article 42 of the Spanish commercial code.
     “Affiliate Transaction” has the meaning set forth in Section 2.12.
     “Agreement” has the meaning set forth in the recitals.
     “Alternative Proposal” has the meaning set forth in Section 4.2(d).
     “Alternative Transaction Notice” has the meaning set forth in Section 4.2(c).
     “Assets” means all of the assets (real and personal, tangible and intangible, including all Intellectual Property) that are used or held for use in connection with the business and operations of the Company and its Subsidiaries as conducted as of the date hereof and at any time between the date hereof and the Offer Closing Date or are reflected on the Company Balance Sheet or were acquired after the Balance Sheet Date.
     “Balance Sheet Date” has the meaning set forth in Section 2.6.
     “Bankruptcy and Equity Exception” has the meaning set forth in Section 2.2(a).
     “Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.
     “Claim” has the meaning set forth in Section 4.10(b).
     “Code” has the meaning set forth in Section 1.1(h).
     “Company” has the meaning set forth in the preamble.
     “Company Adverse Recommendation Change” has the meaning set forth in Section 4.2(c).
     “Company Balance Sheet” has the meaning set forth in Section 2.6.
     “Company Board” has the meaning set forth in the recitals.

     “Company Contract” any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of the Assets is bound.
     “Company Convertible Noteholders” has the meaning set forth in Section 4.7(b).
     “Company Disclosure Letter” has the meaning set forth in Article II.
     “Company Employees” has the meaning set forth in Section 4.12(a).
     “Company Permit” means any license, franchise, permit, certificate, approval or other similar authorization issued by a Governmental Authority and affecting, or relating to, the Assets or required for the operation of the business of the Company and its Subsidiaries.
     “Company Plan” shall mean each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) for the benefit of any current or former director, officer, employee or consultant of the Company or any Subsidiary that, in each case, is maintained, sponsored or contributed to, or required to be contributed to, by the Company or any Subsidiary, or to which the Company or a Subsidiary is party, or with respect to which any of them could incur liability under the Code or the Employee Retirement Income Security Act of 1974, as amended or any similar non-U.S. Law.
     “Company Recommendation” has the meaning set forth in Section 1.2(a).
     “Company SEC Documents” has the meaning set forth in Section 2.5(a).
     “Company Securities” has the meaning set forth in Section 2.4(b).
     “Company Shareholders” has the meaning set forth in the recitals.
     “Confidentiality Agreement” has the meaning set forth in Section 4.2(b).
     “Contract” means any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, permit, concession, franchise, purchase order, sales order contract, agreement or other instrument, understanding or obligation, whether written or oral.
     “Convertible Notes” means the Company’s 5.50% Senior Subordinated Convertible Notes due 2015 issued pursuant to the Convertible Notes Indenture.

     “Convertible Notes Indenture” means the Indenture, dated as of April 19, 2010, by and among the Company, BNY Corporate Trustee Services Limited, as trustee, and the Bank of New York Mellon, as note registrar, paying agent and conversion agent, as it may be amended from time to time.
     “Convertible Notes Offer” has the meaning set forth in Section 4.7(a).
     “Convertible Notes Offer Conditions” has the meaning set forth in Section 4.7(a).
     “Convertible Notes Offer Documents” has the meaning set forth in Section 4.7(b).
     “Delay” has the meaning set forth in Section 4.1(b).
     “Director Ratification” has the meaning set forth in Section 1.3.
     “DMS Joint Venture” means Telvent DMS LLC for power engineering Novi Sad, a limited liability company organized under the Laws of the Republic of Serbia.
     “DMS Contracts” has the meaning set forth in Section 2.9(a).
     “DMS JV Securities” has the meaning set forth in Section 2.9(b).
     “Equity Plan” has the meaning set forth in Section 2.4(a).
     “Equity Plan Participants” has the meaning set forth in Section 4.14.
     “Equity Plan Shares” has the meaning set forth in Section 4.14.
     “EU Merger Control Regulation” means Council Regulation (EC) No. 139/2004 of the Council of the European Union, as amended.
     “Exchange Act” has the meaning set forth in Section 1.1(a).
     “Expiration Time” has the meaning set forth in Section 1.1(e).
     “FCPA” has the meaning set forth in Section 2.11(b).
     “GAAP” has the meaning set forth in Section 2.5(b).
     “Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, court, body, entity or authority or other governmental instrumentality or non-governmental self-regulating agency.

     “Government Official” means (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a Public International Organization (defined as any organization, such as the United Nations or European Union, having two or more governments as members).
     “Guarantee” has the meaning set forth in Section 4.11.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its rules and regulations.
     “Indemnitee(s)” has the meaning set forth in Section 4.10(a).
     “Initial Expiration Time” has the meaning set forth in Section 1.1(e).
     “Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases, confidential information and all similar intellectual property rights.
     “Intervening Event” has the meaning set forth in Section 4.2(c).
     “Irrevocable Undertaking Agreements” has the meaning set forth in the recitals.
     “Knowledge” shall mean (i) in the case of Parent, the actual knowledge, after due inquiry, of any executive officer or director of Parent and (ii) in the case of the Company, the actual knowledge, after due inquiry, of the individuals listed in Section 6.13 of the Company Disclosure Letter.
     “Law” has the meaning set forth in Section 2.10.
     “Lien” shall mean, with respect to any asset (including any security), any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest, restriction, option, easement, right-of-way, encroachment or other encumbrance in respect of such asset.
     “Management Irrevocable Undertaking Agreement” has the meaning set forth in the recitals.

     “Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development that individually or in the aggregate is or could reasonably be expected to be materially adverse to (1) the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (2) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement by the Outside Date; provided, however, that none of the following, and no effects, changes, events or occurrences, individually or in the aggregate, arising out of, resulting from or attributable to any of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) conditions generally affecting (1) the industry in which the Company and its Subsidiaries operate, or (2) the economy, credit or financial or capital markets, in Spain or elsewhere in the world, including changes in interest or exchange rates, or (B) effects, changes, events or occurrences to the extent arising out of, resulting from or attributable to (1) actual or prospective changes after the date of this Agreement in Law or in generally accepted accounting principles or in accounting standards or in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) other than for purposes of the representations and warranties made in Section 2.3, the announcement of this Agreement or the commencement or consummation of the Offer, (3) acts of war or military action, sabotage or terrorism, or any escalation or worsening of any such acts of war or military action, sabotage or terrorism, (4) earthquakes, hurricanes, tornadoes or other natural disasters, (5) any action taken by the Company or its Subsidiaries (x) that is required by this Agreement, (y) taken with Parent’s written consent or (z) at Parent’s written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Purchaser, Abengoa or any of their respective Affiliates, (7) any change or prospective change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Company or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (6) hereof) is a Material Adverse Effect); provided, however, that any effect, change, event or occurrence referred to in clause (A) or clause (B)(1), (3) or (4) may be taken into account in determining whether or not there has been a Material Adverse Effect solely if such effect, change, event or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).
     “Materially Burdensome Condition” has the meaning set forth in Section 4.3(d).

     “Maximum Premium” has the meaning set forth in Section 4.10(c).
     “Minimum Condition” has the meaning set forth in Section 1.1(b).
     “NASDAQ” has the meaning set forth in the recitals.
     “New Plans” has the meaning set forth in Section 4.12(b).
     “Offer” has the meaning set forth in the recitals.
     “Offer Closing” has the meaning set forth in Section 1.1(f).
     “Offer Closing Date” has the meaning set forth in Section 1.1(f).
     “Offer Closing Resignation Letters” means, collectively, (i) the irrevocable letters of resignation of each of the Abengoa Nominees (as defined in the Abengoa Irrevocable Undertaking Agreement) required pursuant to Section 3.2 of the Abengoa Irrevocable Undertaking Agreement and (ii) the irrevocable letter of resignation of 1 director of the Company (other than the Abengoa Nominees (as defined in the Abengoa Irrevocable Undertaking Agreement) the effectiveness of which are conditioned solely upon the occurrence of the Offer Closing and the payment for all Shares validly tendered and not withdrawn as of the Offer Closing.
     “Offer Conditions” has the meaning set forth in Section 1.1(b).
     “Offer Documents” has the meaning set forth in Section 1.1(d).
     “Offer Price” has the meaning set forth in the recitals.
     “Offer to Purchase” has the meaning set forth in Section 1.1(c).
     “Old Plans” has the meaning set forth in Section 4.12(b).
     “Order” shall mean any order, writ, judgment, injunction, decree, determination or award.
     “Organizational Documents” means the deed of incorporation, articles of incorporation, certificate of incorporation, articles of association, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
     “Other Resignation Letters” means, collectively, the irrevocable letters of resignation of 3 directors of the Company (other than the directors designated by Parent pursuant to Section 1.3) the effectiveness of which are conditioned solely upon the occurrence of (i) the co-option of the four (4) individuals designated by the Purchaser as directors of the Company to fill the vacancies on the Board caused by the resignation of the four (4) the directors of the Company pursuant to the Offer Closing Resignation Letters and (ii) Parent and Purchaser owning, in the aggregate, a majority of the issued and outstanding Shares.
     “Outside Date” has the meaning set forth in Section 1.1(e).
     “Parent” has the meaning set forth in the preamble.
     “Parent Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development that individually or in the aggregate is or could reasonably be expected to be materially adverse to the ability of Parent and Purchaser to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement by the Outside Date.
     “Permitted Liens” means Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.
     “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
     “Purchaser” has the meaning set forth in the preamble.
     “Redemption Shareholder Approval” has the meaning set forth in the recitals.
     “Regulatory Law” has the meaning set forth in Section 4.3(a).
     “Representatives” means, with respect to any Person, the employees, officers and directors of such Person or any of its Affiliates and the investment bankers, attorneys, financial advisors, accountants, agents or other advisors or representatives of any such Person or any of its Affiliates.
     “Schedule 14D-9” has the meaning set forth in Section 1.2(a).
     “Schedule TO” has the meaning set forth in Section 1.1(d).
     “SEC” has the meaning set forth in Section 1.1(d).
     “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     “Shares” has the meaning set forth in the recitals.
     “Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.
     “SOX” has the meaning set forth in Section 2.5(a).
     “Subject Shares” has the meaning set forth in the Abengoa Irrevocable Undertaking Agreement.
     “Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
     “Superior Proposal” has the meaning set forth in Section 4.2(e).
     “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxes” shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i).
     “Treasury Regulations” means the regulations prescribed under the Code.
     Section 6.14 Interpretation.
     (a) When a reference is made in this Agreement to an Article, a Section, Annex or Schedule, such reference shall be to an Article of, a Section of, or an Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words

“include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SCHNEIDER ELECTRIC, S.A.
By:	/s/ Emmanuel Babeau
	Name:	Emmanuel Babeau
	Title:	Chief Financial Officer

SCHNEIDER ELECTRIC ESPAÑA, S.A.U.
By:	/s/ Elena González Anta
	Name:	Elena González Anta
	Title:	Chief Legal Counsel

TELVENT GIT, S.A.
By:	/s/ Ignacio Gonzalez Dominguez
	Name:	Ignacio Gonzalez Dominguez
	Title:	Chairman & CEO

[Signature Page to Transaction Agreement]

ANNEX A
OFFER CONDITIONS
     Reference is made to the Transaction Agreement, dated as of May 31, 2011 (the “Agreement”), by and between SCHNEIDER ELECTRIC, S.A., a société anonyme organized under the laws of the Republic of France (“Parent”) and SCHNEIDER ELECTRIC ESPAÑA, S.A.U., a sociedad anónima unipersonal organized under the laws of the Kingdom of Spain and an indirect wholly owned subsidiary of Parent (“Purchaser”), of the one part, and TELVENT GIT, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Company”), of the other part. Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
     Notwithstanding any other provisions of the Offer or the Agreement, and in addition to (and not in limitation of) the rights and obligations of Purchaser to extend, terminate and/or modify the Offer (subject to the terms and conditions of the Agreement), Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares, if as of any then-scheduled Expiration Time, (i) the Minimum Condition shall not have been satisfied, (ii) (x) any waiting period (and any extension thereof) applicable to the transactions contemplated hereby, including the Offer, under the HSR Act shall not have expired or been terminated, (y) the European Commission shall not have issued a decision under Article 6(1)(b) or 8(1) or 8(2) of the EU Merger Control Regulation (or shall be deemed to have done so under Article 10(6) thereof) declaring the transactions contemplated by this Agreement compatible with the EC Common Market or (z) any other regulatory approval required under any Regulatory Law referenced in Sections 2.2(b)(ii) or Section 3.2(b)(ii) of the Agreement which in the reasonable judgment of Parent is required or advisable to consummate the transactions contemplated hereby, including the Offer, shall not have been obtained or shall not remain in full force and effect (the expiration or termination, decision and other regulatory approvals referenced in clause (x), (y) and (z), collectively, the “Requisite Regulatory Approvals”), (iii) any Materially Burdensome Condition shall have been imposed, or would reasonably be expected to be imposed, in connection with obtaining any of the Requisite Regulatory Approvals, or (iv) any of the following events shall have occurred and continue to exist:
     (a) Injunctions or Restraints. Any restraining order, preliminary or permanent injunction or other Order or similar legal restraint or prohibition shall have been issued by a Governmental Entity of competent jurisdiction and shall be in effect preventing the consummation of the Offer or imposing a Materially Burdensome Condition.

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     (b) Governmental Action. Any litigation, arbitration, suits, actions, or proceedings of any nature shall have been instituted by a Governmental Entity and shall remain pending that (x) is seeking to restrain or prohibit the consummation of the Offer or impose a Materially Burdensome Condition or (y) would reasonably be expected to result in a restraining order, preliminary or permanent injunction or other Order or similar legal restraint or prohibition preventing the consummation of the Offer or imposing a Materially Burdensome Condition.
     (c) Representations and Warranties. (x)(i) Any representation or warranty of the Company contained in the first sentence of Section 2.4(a) (except for such inaccuracies as are de minimis in the aggregate) and clause (iii) of Section 2.7 shall not be true and correct in all respects, (ii) any representation or warranty contained in Section 2.2(a), Section 2.2(c), Section 2.4(b), Section 2.4(c) shall not be true and correct in all material respects, or (iii) any representation or warranty of the Company contained in any other section of the Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality, or Material Adverse Effect set forth therein), in the case of each of clauses (i), (ii) and (iii), as of the date of the Agreement and as of immediately prior to the expiration of the Offer as though made at and as of such time (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect or (y) the Company shall have failed to deliver to Parent a certificate signed on its behalf by its Chief Executive Officer or other senior executive officer, dated as of the date on which the then-scheduled Expiration Time occurs, certifying that the condition set forth in clause (x) of this item (c) shall not have occurred and do not continue to exist.
     (d) Agreement. The Agreement shall have been terminated in accordance with its terms.
     The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser, regardless of the circumstances giving rise to any such conditions, and, subject to the terms of the Agreement, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure or delay by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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